Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of March 1, 2008, by and between NBTY, Inc., a Delaware corporation (the “Company”), and HARVEY KAMIL (the “Executive”).

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and have been integral to the success of the Company and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein and to prevent any other competitive business from securing his services, and utilizing his experience, background and know how; and

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of October 1, 2002 which terminated on September 30, 2007 (the “Old Agreement”), and desire to continue Executive’s employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (“Board”) recognizes that the possibility of an unsolicited tender offer or other takeover bid for the Company is unsettling to senior executives of the Company. Therefore, these arrangements are being made to help assure a continuing dedication by such senior executives to their duties to the Company notwithstanding the possibility of a tender offer or takeover bid. In particular, the Board and the Compensation Committee of the Board (the “Committee”) believe it important, should the Company receive proposals from third parties with respect to its future, to enable senior executives, without being influenced by the uncertainties of their own situation, to assess and advise the Board whether such proposals would be in the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.                                            Employment. The Company hereby continues to employ the Executive as President and Chief Financial Officer of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.                                            Term. Unless earlier terminated in accordance with Section 6 hereof, the Executive shall be employed by the Company on the terms and conditions hereof pursuant to this Agreement for a period beginning on the date hereof (the “Effective Date”) and ending on the third (3rd) anniversary of the date hereof (the “Employment Period”); provided, however, that on the second (2nd) anniversary of the Effective Date and each anniversary of the Effective Date thereafter the Employment Period shall automatically be extended, in each case, for an additional one year period unless the Executive or the Company gives the other prior written notice to the contrary, so long as such notice is provided at least sixty (60) days prior to the second (2nd) anniversary of the Effective Date or the anniversary date of the Effective Date thereafter.

3.                                            Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Financial Officer of the Company, with such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board or any committees thereof at the request of the Board. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. The Executive shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Section 10 of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) with the approval of the Board, serve on civic or charitable boards or committees; (iii) with the approval of the Board, serve on boards of other companies, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iii) of this paragraph.

4.                                            Place of Performance. During the Employment Period, the Company shall maintain executive offices for the Executive in Ronkonkoma, New York and the Executive shall not be required to relocate to any other location beyond a twenty-five (25) mile radius surrounding Ronkonkoma, New York. During the Employment Period, the Company shall provide the Executive with an office and appropriate staff.

5.                                            Compensation and Related Matters.

(a)                                  Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary at the rate of not less than Six Hundred Thousand Dollars ($600,000) per year retroactive to October 1, 2007 (“Base Salary”). The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices, less all applicable tax withholdings for state and federal income taxes, FICA and other deductions as required by law and/or authorized by the Executive. In the first fiscal quarter of 2008 and each subsequent year during the Employment Period, pursuant to the Company’s policy for senior executives, the Company shall effect a performance and salary review of the Executive and may increase (but not decrease) the Base Salary in such amount as the Committee, in its sole discretion, determines, but in no event shall the increase over the prior Base Salary be less than the percentage increase in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for each twelve (12) month period beginning on January 1 of such year. January 2008 shall be the “Base Year” and the corresponding Index number for the month of January on each anniversary of the Effective Date shall be the current Index number. If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)                                 Annual Bonus Opportunity. For the fiscal year ending September 30, 2008 and for each full fiscal year of the Company that begins thereafter during the Employment Period, the Executive shall be eligible to earn an annual bonus in such amount as shall be determined by the Compensation Committee, in its sole discretion (the “Annual Bonus”), provided, that the Annual Bonus for any fiscal year shall not exceed 200% of Executive’s Base Salary in effect on the first day of such fiscal year (it being understood that the targeted amount of the Annual Bonus (the “Target Bonus”) shall be 100% of Executive’s Base Salary in effect on the first day of such fiscal year). The Annual Bonus shall be paid in cash and may be paid under the Company Executive Bonus Plan in effect on the Effective Date or other Company bonus plan. Any such cash amount shall be paid by March 15th of the year following the end of the fiscal year for which the Annual Bonus was earned.

(c)                                  Automobile Allowance. The Company shall lease an automobile for the Executive at a rental cost of up to Two Thousand Dollars ($2,000) per month. The Company shall also reimburse the Executive for all costs incurred by the Executive to insure and maintain such vehicle. Reimbursement of such costs shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the cost was incurred.

(d)                                 Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all business, travel and entertainment expenses consistent with the Executive’s titles including, without limitation, first class transportation or travel on a private plane. Reimbursement of such expenses shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the expense was incurred.

(e)                                  Vacation. The Executive shall be entitled to six (6) weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

(f)                                    Welfare, Pension and Incentive Benefit Plans. During the Employment Period and subject to his fulfillment of the applicable eligibility requirements of the various welfare benefit plans and programs, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period and subject to his fulfillment of the applicable eligibility requirements of such employee benefit plans and programs, the

Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan. The Executive shall pay for the portion of the cost of such benefits as established by the Company to be paid by its senior executives. Payments and benefits provided under such plans shall be in the form and at the time each such plan so provides.

(g)                                 Stock-Based Awards. The Executive shall be eligible to receive such incentive stock options, non-qualified stock options and/or stock appreciation rights (collectively referred to herein as “Options”) and/or such other equity awards (collectively with Options referred to as “Stock-Based Awards”), as may be determined and granted to the Executive from time to time by the Compensation Committee under the stock option plan in effect at such time (such stock option plan, or any successor plan is referred to as the “Stock Option Plan”); provided that the Options shall ‘become 100% vested and exercisable upon a Change in Control (as defined below) unless otherwise expressly provided in the applicable award agreement; and the Options shall expire upon the earlier to occur of (i) ten (10) years from the date of grant (the “Option Term”) or (ii) except as otherwise provided in Section 8, one year following the termination of Executive’s employment with the Company.

6.                                       Termination. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances (upon any such termination the Employment Period shall end):

(a)                                  Death. The Employment Period shall terminate upon the Executive’s death.

(b)                                 Disability. If, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, (i) the Executive shall have been substantially unable, even with reasonable accommodation, to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination (as defined in Section 7 below) is given to the Executive after such six- or twelve-month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability”.

(c)                                  Cause. The Company shall have the right to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment only upon the Executive’s:

(i)                                     conviction of (or entering of a guilty or a nolo contendere plea to a crime that constitutes) a felony of any type or a misdemeanor involving moral turpitude; or

(ii)                                  illegal or gross misconduct, in either case, that is willful and that results in material and demonstrable damage to the business or reputation of the Company; or

(iii)                               willful and continued failure by Executive to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason, as defined below) within ten (10) business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed; or

(iv)                              engaging in fraud in connection with the business of the Company or embezzlement or knowing or willful misappropriation of the Company’s funds or property;

(v)                                 habitual abuse of narcotics or alcohol; or

(vi)                              the willful breach by the Executive of any term of this Agreement.

For purposes of this Section 6(c), no act or failure to act by the Executive shall be considered “willful” if (x) such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or (y) such failure to take action is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one or more of its businesses. “Cause” shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to cure such event or circumstance (if curable) and to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail. Notwithstanding the foregoing, if the Board reasonably believes in good faith that facts exist that may justify a termination for Cause, the Board retains the right to (i) immediately suspend the Executive’s employment (without any obligation to pay or provide any benefits described in Section 6) and (ii) call the Board meeting and comply with the other requirements described in the preceding sentence within thirty (30) days thereafter. This Section 6(c) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination. However, after giving notice to the Executive and complying with the procedures set forth in this Section 6(c), the Company may relieve the Executive of his duties on an interim basis.

(d)                                 Good Reason. The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within thirty (30) business days after receiving such notice, provided, however, that (i) if Executive does not notify the Company in writing that a Good Reason event has occurred within ninety (90) days after Executive has knowledge of such event, the event will not constitute Good Reason and (ii) if Executive does not resign within twenty-four (24) months after Executive has knowledge that an event constituting Good Reason has occurred and has not been cured, any resignation based thereon shall be deemed not to be for Good Reason. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive:

(i)                                     the assignment to the Executive of duties materially inconsistent with this Agreement and his position (including the office to which he reports, status, offices and title), a change in his titles or authority or other action by the Company which results in a material diminution of such position, authority, duties or responsibilities;

(ii)                                  any material reduction by the Company of, or the Company’s failure to pay, the Executive’s Base Salary in breach of Section 5(a) above, or any material reduction in Executive’s maximum and target bonus opportunity levels below the 200% and 100% levels set in Section 5(b) above;

(iii)                               any material failure by the Company to provide benefits required by Section 5;

(iv)                              the requirement of the Executive to relocate to locations other than that provided in Section 4 hereof;

(v)                                 the failure of the Company to comply with and satisfy Section 13(a) of this Agreement;

(vi)                              as a result of a Change in Control (as defined below) and a change in circumstances thereafter materially affecting the Executive’s position, including, without limitation, a material change in scope of the business or other activities for which he was responsible immediately prior to the Change in Control, Executive has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authority, duties and responsibilities contemplated by Section 3 above; or

(vii)                           any material breach of this Agreement by the Company.

The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e)                                  Without Cause.  So long as the Company complies in full with all of its obligations set forth in Section 8 below, the Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of Termination to that effect.

(f)                                    Without Good Reason.  The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination to that effect.

(g)                                 Upon a Change in Control.  The Company shall have the right to terminate the Executive’s employment hereunder as a result of a Change in Control by providing the Executive with a Notice of Termination to that effect. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i)                                     The members of the Board at the beginning of any consecutive twenty-four calendar month period, but not including any period prior to the Effective Date (the “Incumbent Directors”), cease for any reason other than due to death or such director’s desire to not stand for re-election to the Board to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period shall be deemed an Incumbent Director;

(ii)                                       any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding the Executive, the Company, any of its affiliates or any employee benefit plan of the Company is or becomes after the Effective Date a “beneficial owner” (as such term is used in Section 13(d) and 14 of the Securities Exchange Act of 1934) directly or indirectly of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities (the “Company Voting Securities”); provided, however, such event shall not be deemed to be a Change in Control if it qualifies as a Non-Qualifying Transaction as defined in clause (iii) below;

(iii)                                    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the

Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)                              the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets to a person that is not controlled by the Company.

7.                                       Termination Procedure.

(a)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

(b)                                 Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination. Notwithstanding the foregoing, in the event that the Executive has given the Company his Notice of Termination for Good Reason or otherwise, the Board may elect to have such resignation become effective immediately or at such other date, not later than the effective date specified in the Notice of Termination, as the Board may determine.

(c)                                  Resignation.  Upon termination of the Executive’s employment, Executive (unless otherwise requested by the Board) concurrently shall resign any directorships which he holds with the Company and all affiliates of the Company.

8.                                       Compensation Upon Termination or During Disability.  In the event the Executive’s employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below within 10 business days following the Date of Termination (except for the payment set forth in Section 8 (a)(vi), which shall be paid as provided in such Section).

(a)                                  Termination By Company without Cause or By Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (other than Disability) or by the Executive for Good Reason, in each case before a Change in Control has occurred:

(i)                                     the Company shall pay to the Executive, promptly (but in no event more than ten (10) business days) after the Date of Termination, a lump sum payment equal to the sum of (A) Base Salary and accrued vacation pay, in each case through the Date of Termination, (B) three (3) times the Executive’s Base Salary in effect immediately prior to such termination and (C) three (3) times the average actual Annual Bonus earned by the Executive in the three (3) fiscal years preceding the fiscal year in which Executive’s employment is terminated;

(ii)                                  the Company shall continue to provide the Executive and his eligible spouse and dependents for a period equal to three (3) years following the Date of Termination, the medical, hospitalization, dental and life insurance program and other benefits provided for in Section 5(f), as if he had remained employed as follows: (A) during the first eighteen (18) months following the Date of Termination, medical, hospitalization and dental benefits shall be continued by the Company as if the Executive was still actively employed and the Executive shall continue to make the same co-payments he paid on the date immediately preceding the Date of Termination and (B) for all other benefits the Company shall promptly (but in no event more than ten (10) days after incurring such expenses) reimburse the Executive for the insurance premium cost incurred to purchase the economic equivalent of the benefits they otherwise would have been entitled to receive under such plans and programs; and provided, further, that such benefits shall terminate on the date or dates the Executive becomes eligible to receive equivalent coverage and benefits under the plans and programs of a subsequent employer at an equivalent cost to the Executive (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

(iii)                               unless otherwise expressly provided in the applicable award agreement, all outstanding equity incentive awards (including, without limitation, stock options granted under the Stock Option Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term;

(iv)                              the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5 for business expenses incurred but not paid prior to such Date of Termination. Reimbursement of such expenses shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the expense was incurred;

(v)                                 the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program); and

(vi)                              If (x) a Change in Control shall occur following such Date of Termination and (y) it shall be determined that a Payment (as defined in Section 9(d) below) would be subject to Excise Tax (as defined in Section 9(d)), then the Executive shall be entitled to receive a Gross-Up Payment (as defined in Section 9(d)), as provided in Section 9(d) and Exhibit A hereto. The Gross-Up Payment shall be paid pursuant to Exhibit A hereto.

The payments and benefits provided for in Sections 8(a)(i)(A), 8(a)(iv) and 8(a)(v) above are hereinafter referred to as the “Accrued Obligations”. The receipt of any amounts to be paid under this subsection (a) (other than any Accrued Obligations) is conditioned upon the Executive or his personal representative’s execution and delivery (and non-revocation) of a release in the form shown in Exhibit B hereto within thirty (30) days of the Date of Termination. Following the Company’s payments and provisions of all of the foregoing, the Company shall have no further obligations to the Executive hereunder.

(b)                                 Cause or By Executive Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall provide the Executive with his Accrued Obligations and shall have no further obligation to the Executive hereunder.

(c)                                  Disability.  During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event the Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)                                     the Company shall pay to the Executive promptly (but in no event more than ten (10) business days) after the Date of Termination a lump sum payment equal to twelve (12) months of Base Salary in effect immediately prior to such termination;

(ii)                                  unless otherwise expressly provided in the applicable award agreement, all outstanding equity incentive awards (including without limitation stock options granted under the Stock Option Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term;

(iii)                               the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5 hereof for business expenses incurred but not paid prior to such Date of Termination. Reimbursement of such expenses shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the expense was incurred; and

(iv)                              the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).

The receipt of any amounts to be paid under this subsection (c) (other than any Accrued Obligations) is conditioned upon the Executive or his personal representative’s execution and delivery (and non-revocation) of a release in the form shown in Exhibit B hereto within thirty (30) days of the Date of Termination. Following the Company’s payments and provisions of all of the foregoing, the Company shall have no further obligations to the Executive hereunder.

(d)                                 Death.  If the Executive’s employment is terminated by his death:

(i)                                     the Company shall pay to the Executive’s estate promptly (but in no event more than ten (10) business days) after the Date of Termination a lump sum payment equal to twelve (12) months of Base Salary in effect immediately prior to death;

(ii)                                  unless otherwise expressly provided in the applicable award agreement, all outstanding equity incentive awards (including without limitation stock options granted under the Stock Option Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term;

(iii)           the Company shall, consistent with past practice, reimburse the Executive’s estate pursuant to Section 5 hereof for business expenses incurred but not paid prior to such Date of Termination. Reimbursement of such expenses shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the expense was incurred; and

(iv)          the Executive’s estate shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).

Following the Company’s payments and provisions of all of the foregoing, the Company shall have no further obligations to the Executive’s beneficiary, legal representative or estate hereunder.

(e)                                     Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 8. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9.                                       Change in Control Benefits.

In the event the Executive’s employment is terminated by the Company for any reason other than Cause or Disability, or in the event the Executive resigns for Good Reason, in each case after a Change in Control has occurred:

(a)                                     The Company shall pay Executive promptly (but in no event more than ten (10) business days) after the Date of Termination, as liquidated damages, a lump sum cash payment, equal to the amount payable under Section 8(a)(i) and shall provide the benefits and reimbursements provided in Sections 8(a)(ii) and 8(a)(v);

(b)                                    The Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5 for business expenses incurred but not paid prior to such Date of Termination. Reimbursement of such expenses shall be provided to the Executive in accordance with the Company’s normal business practices but not later than the end of the calendar year following the calendar year in which the expense was incurred;

(c)                                     Unless otherwise expressly provided in the applicable award agreement, all outstanding equity incentive awards (including, without limitation, stock options granted under the Stock Option Plan) shall immediately vest and any then outstanding stock options or similar awards held by the Executive shall remain exercisable for a period of one (1) year from the date of such termination or, if earlier, until the end of the Option Term;

(d)                                    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended, or any successor thereto, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment, in accordance with the procedures set forth in Exhibit A hereto;

(e)                                     Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 9. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

10.                                 Confidential Information; Non-Competition; Non-Solicitation.

(a)                                     Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence.

(b)                                    Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company, at the Company’s expense, in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any of the following, in each case without limitation in time: any trade secrets, confidential information, knowledge or data relating to the Company and its businesses, operations, inventions, products, strategies, and investments, obtained by the Executive during the Executive’s employment by the Company that is not publicly available (other than by acts by the Executive in violation of this Agreement). Executive acknowledges that such confidential information is specialized, unique in nature and of great value to the Company, and that such confidential information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company.

(c)                                     During the Employment Period and for a period of one (1) year beyond the expiration of the Employment Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a direct competitor of the Company or its subsidiaries (each such competitor a “Competitor of the Company”); provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement and provided further that, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), the foregoing shall not prohibit Executive from rendering services to an entity that conducts a business that is a “Competitor of the Company” if such business does not contribute a material portion of such entity’s revenues. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary thereof in violation of this Agreement, and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary of the Company in violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company is international in nature, and that the terms of the non-competition agreement set forth herein shall apply on a worldwide basis, but only in those countries where the Company has significant global operations on the date of termination of Executive’s employment.

(d)                                    During the Employment Period and for a period of one (1) year beyond the expiration of the Employment Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, induce, encourage or in any way cause any of the Company’s or its affiliates’ customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by the Company or its affiliates during the term of Executive’s employment with the Company to reduce or terminate its business relationship with the Company or its affiliates.

(e)                                     During the Employment Period and for a period of two (2) years beyond the expiration of the Employment Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, recruit, induce, encourage or in any way cause any employee of the Company (or such affiliate) to terminate his employment with the Company (or such affiliate).

(f)                                       The obligations contained in this Section 10 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter in accordance with its terms.

(g)                                    If any portion of the covenants or agreements contained in this Section 10, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 10 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and/or limit the scope thereof to the minimum extent necessary to make the covenant or agreement enforceable in its reduced form.

11.                                 Indemnification.

(a)                                     General.  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), in whole or in part, by reason of the fact that the Executive is or was a trustee, director, officer or employee of the Company, or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law and by the Company’s certificate of incorporation and/or bylaws, as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)                                    Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)                                     Enforcement. If a claim or request under this Section 11 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses, including attorneys’ fees, of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law, as the same exists or may hereafter be amended.

(d)                                    Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e)                                     Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f)                                       Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

(g)                                    Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)                                     The Company will be entitled to participate therein at its own expense;

(ii)                                  Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so could involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(iii)                               The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim affected without its written consent. The Company shall not settle any action or claim in any manner which would (x) impose any penalty that would not be paid directly or indirectly by the Company, (y) impose any limitation on the Executive, or (z) admit any liability on the part of the Executive, in each case without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)            Non-exclusivity. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

(i)                                        D&O Insurance. The Company shall provide the Executive with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of the Company respecting liabilities, costs, charges and expenses of any type whatsoever incurred or sustained by the Executive (or Executive’s legal representative or other successors), in his capacity as an officer or director of the Company, in connection with a Proceeding.

12.                                 Legal Fees and Expenses.

(a)                                     After a Change in Control. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement after a Change in Control, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

(b)                                    Before a Change in Control. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement prior to a Change in Control, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute only if the Executive substantially prevails in his claim. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

13.           Successors; Binding Agreement.

(a)                                     Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)                                    Vesting of Rights. Since Executive has rendered and continues to render valuable services to the Company in reliance upon this Agreement, the rights and obligations created hereunder are hereby vested, and may not be revoked, rescinded, modified or amended by any subsequent action of the Board.

(c)                                     Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

14.                                 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his residence address most recently filed with the Company.

With a copy to:

Pillsbury Winthrop Shaw Pittman

LLP 1540 Broadway

New York, New York 10036

Attn:                    Susan P. Serota, Esq.

Kenneth W. Taber, Esq.

If to the Company:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Attn: Scott Rudolph, Chief Executive Officer

With a copy to:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Attn: Irene B. Fisher, Esq., General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.                                 Miscellaneous. No provisions of this Agreement may be amended, modified, supplemented or waived unless such amendment, modification or supplement is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

16.                               Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                                 Entire Agreement. This Agreement (and any existing stock option award agreements between the Company and the Executive with respect to stock options still held by Executive as of the Effective Date) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

19.                               Governing Law. Except as otherwise provided in Section 11 hereof, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

20.                               Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21.                               Withholding. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

22.                               Section 409A.

(a)                                     To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. In this regard, each payment under this Agreement, including without limitation, each payment other than a life annuity (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii)) in a series of scheduled installments (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii)), shall be deemed a separate payment for purposes of Code section 409A. To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Employment Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Employment Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(b)                                    Notwithstanding anything in this Employment Agreement or elsewhere to the contrary, if the Executive is a Specified Employee (as defined below in subparagraph (c) below) on the Date of Termination and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s termination of employment constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section

409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Company and the Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this Section 22 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by Citibank, NA., in New York City and in effect as of the date the payment would otherwise have been provided.

(c)                                     For purposes of this Employment Agreement, the (i) term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee and (ii) the Executive’s Date of Termination shall in no event be earlier than the date the Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(d)                                 The Company and the Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year above first written.

EXECUTIVE	NBTY, INC.

	By:	/s/ Scott Rudolph
/s/ HARVEY KAMIL		Name: Scott Rudolph
HARVEY KAMIL		Title: Chief Executive Officer

EXHIBIT A

GROSS-UP PAYMENT

In the event that any payment received by Executive or paid by the Company on behalf of Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company (provided that the Company approves of the arrangement pursuant to which the payment by such person is made to Executive) or any person affiliated with the Company or such person (collectively, the “Total Payments”) will be subject to the excise tax (the “Excise Tax”) imposed by section 4999 (or any successor provision) of the Code, the Company shall promptly pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained or to be retained by Executive, after deduction of any Excise Tax on the Total Payments and on any federal, state and local income, excise and/or other taxes upon the Gross-up Payment provided for hereunder, shall be equal to the Total Payments.

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to Executive the Total Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of Executive’s residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and any other taxes. In the event that the Excise Tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in an actual reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code (provided, however, that if all or any portion of the amount of any repayment made to Executive by any governmental entity shall be made at a higher rate of interest than that provided under section 1274(b)(2)(B) of the Code (the “Higher Interest Rate Amount”), Executive shall also repay to the Company interest on the Higher Interest Rate Amount at a rate equal to the excess of such higher rate of interest over the rate provided under section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall promptly make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. The parties agree that such excess will be considered to have been finally determined at the conclusion of Internal Revenue Service administrative appellate proceedings, unless the parties mutually agree to pay or settle such amount earlier, or agree to pursue an appeal further. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. In the event of an audit or other administrative or judicial proceeding relating to or arising from the issue of potential liability for the Excise Tax, the Company shall pay all attorneys’ and accountants’ fees and other costs reasonably incurred by Executive in connection with the audit or other proceeding to the extent such fees and costs relate to such liability, provided, that in the case of judicial or administrative proceedings, the Company consents to the pursuit of such proceedings.

The Gross-Up Payment payable pursuant hereto shall be payable (or, as applicable withheld), in whole or in part as applicable, on the earlier of (i) the date the Company is required to withhold the Excise Tax pursuant to section 4999 of the Code or (ii) the date Executive is required to pay the Excise Tax. In the case where the amount of such Gross-Up Payment is subject to audit or litigation, payment shall be made no later than the end of the Executive’s taxable year following his taxable year in which the taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following his taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

Executive shall notify the Company of any audit or review by the Internal Revenue Service of Executive’s federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive’s receipt of such audit or review. In addition, Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”), dated as of              , 20   , confirms the following understandings and agreements between NBTY, Inc., a Delaware corporation (the “Company”) and                (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in that certain employment agreement between you and the Company dated February   , 2008 (the “Employment Agreement”), as well as any promises set forth in this Release, you agree as follows:

1.             Opportunity for Review and Revocation.  You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying the General Counsel of the Company, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

2.             Employee Release and Waiver of Claims.

(a)           As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)           For and in consideration of the payments and benefits described in Section 8(a) or Section 8(c) of the Employment Agreement (the “Consideration”), you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective past, present and/or future officers, directors, partners, shareholders, employees, trustees, counsel, representatives, insurers, successors and assigns, whether in official or individuals capacities (collectively, and with the Company, the “Group”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

(c)           You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(d)           Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Consideration or any other benefits expressly provided under the Employment Agreement, and (ii) any indemnification or similar rights you may have as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, plan of reorganization or liquidation, other governance documents, or any rights with respect to the Company’s directors’ and officers’ insurance policies.

3.             Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)           Are able to read the language, and understand the meaning and effect, of this Release;

(b)           Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

(c)           Are specifically agreeing to the terms of the release contained in this Release in consideration of the Company’s commitments under the Employment Agreement. The Company has agreed to provide the compensation and benefits in the Employment Agreement in consideration of your services provided pursuant to the Employment Agreement and because of your execution of this Release;

(d)           Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;

(e)           Had or could have had twenty-one (21) calendar days in which to review and consider this Release;

(f)            Were advised to consult with your attorney regarding the terms and effect of this Release; and

(g)           Have signed this Release knowingly and voluntarily.

4.             No Suit. You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the Effective Date.

5.             Successors and Assigns. The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

6.             Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

7.             Governing Law. This Agreement shall be governed by and construed in accordance with Federal law and the laws of the State of New York, applicable to releases made and to be performed in that State.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first written above.

By:
Name: